UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SOUTHWEST BANCORP, INC.

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March 7, 2011
Dear Fellow Shareholder:
     We invite you to attend our 2011 Annual Meeting of Shareholders to be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma on Thursday, April 28, 2011 at 11:00 a.m., Central Time.
     The 2010 results are presented in detail in the enclosed Annual Report.
     The Annual Meeting has been called to elect directors; to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2011; to approve a proposal regarding our executive compensation decisions; and to consider any other matters that properly come before the Annual Meeting or any adjournments. Directors and officers of Southwest, as well as representatives of Ernst & Young LLP, will be present to respond to any questions the shareholders may have.
     Your vote is important to Southwest. Please complete the proxy card and return it in the enclosed, postage-paid envelope or vote your shares by telephone or on the Internet as described in the Proxy Statement.
     Thank you for investing in Southwest.

Sincerely,

SOUTHWEST BANCORP, INC.
608 South Main Street
Stillwater, Oklahoma 74074
(405) 372-2230
NOTICE OF ANNUAL MEETING
March 7, 2011
     The Annual Meeting of Shareholders of Southwest Bancorp, Inc. (“Southwest”) will be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma at 11:00 a.m., Central Time, on Thursday, April 28, 2011.
     The Annual Meeting is for the purpose of considering and acting upon:
1.	The election of twelve directors of Southwest;

2.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2011;

3.	The advisory proposal to approve the compensation of certain executive officers; and

4.	The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.
     Your Board of Directors unanimously recommends a vote “FOR” the election of the persons nominated for election, “FOR” the ratification of Ernst & Young LLP, and “FOR” approval of the compensation of certain executive officers. The Board is not aware of any other business to come before the Annual Meeting.
     Only shareholders of record at the close of business on February 28, 2011 are entitled to vote at the Annual Meeting and any adjournments or postponements. A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed. Whether or not you attend the meeting in person, it is important that your Southwest shares be represented and voted. Please vote by completing, signing, and dating your proxy card and returning it as soon as possible in the enclosed, postage-paid envelope. Alternatively, you may vote by telephone using the toll-free telephone number included on the proxy card or vote by Internet through the website indicated on the proxy card. This proxy is revocable. You may change your proxy later or vote in person at the meeting, if you wish.
     A complete list of shareholders entitled to vote at the Annual Meeting will be open for examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at Southwest’s main office during the ten days prior to the Annual Meeting.
     The proxy statement, voting instruction card, and Southwest’s 2010 Annual Report are being distributed on or about March 7, 2011.

Important Notice Regarding Availability of Proxy Materials
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.envisionreports.com/oksb.

BY ORDER OF THE BOARD OF DIRECTORS

Stillwater, Oklahoma	PRISCILLA BARNES
March 7, 2011	SECRETARY

SOUTHWEST BANCORP, INC.
PROXY STATEMENT

PROXY STATEMENT
QUESTIONS AND ANSWERS
Q:	What am I voting on?

A:	You are voting on:
•	The re-election of the following twelve directors: James E. Berry II, Tom D. Berry, Joe Berry Cannon, John Cohlmia, David S. Crockett Jr., Rick Green, J. Berry Harrison, James M. Johnson, David P. Lambert, Linford R. Pitts, Robert B. Rodgers, and Russell W. Teubner each for a one-year term (See page 8);

•	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year (See page 39);

•	An advisory (nonbinding) proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers (See page 39).
Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders of Southwest’s common stock as of the close of business on February 28, 2011 (the “Record Date”) are entitled to vote at the meeting.

Q:	How do I vote?

A:	You may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted in favor of the re-election of all twelve directors, for the proposal to ratify the appointment of Ernst & Young LLP, and for the proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers. You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish.

Many of our shareholders have the option to submit their proxies or voting instructions by telephone or through the Internet instead of submitting proxies by mail using the enclosed proxy card. Please note that there are different arrangements for using the telephone and the Internet depending on whether your shares are registered in Southwest’s stock records in your name or in the name of a brokerage firm or bank. Southwest shareholders should check their proxy card or the voting instructions forwarded by their broker, bank, or other holder of record to see which options are available. If you have Internet access, we encourage you to record your vote on the Internet.

The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate shareholders’ identities, to allow shareholders to have their shares voted, and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the shareholder.

Southwest holders of record may submit their proxies by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or through the Internet, by visiting the website indicated on their proxy card and following the instructions.

The deadline for voting by telephone or through the Internet is 1:00 a.m. Central Time on April 28, 2011.

Q:	Who will count the votes?

A:	Computershare Investor Services, LLC, Southwest’s transfer agent, will tabulate the votes.

Q:	What should I do if I receive more than one proxy card?

A:	If you receive more than one proxy card, it indicates that you own shares in more than one account or that your shares are registered in more than one name. You should vote the shares represented by all proxy cards you receive by completing, signing, dating, and returning each proxy card in the enclosed, postage-paid envelope or by telephone or the Internet.

Q:	What constitutes a quorum at the Annual Meeting?

A:	On the Record Date there were 19,437,988 shares of Southwest common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares present or represented by proxy will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter are not included in the quorum and will not be included in determining the number of votes cast in the election of directors; the ratification of the appointment of Ernst & Young LLP; and approval of the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.

Q:	Who may attend the Annual Meeting?

A:	All shareholders as of the Record Date may attend, although seating is limited.

Q:	What percentage of Southwest stock did directors and executive officers of Southwest own on the Record Date?

A:	Together, they owned approximately 6.16% of Southwest issued and outstanding common stock.

Q:	Who pays for this proxy solicitation and how will solicitation occur?

A:	Southwest’s Board of Directors is soliciting this proxy, and Southwest will pay the cost of the solicitation. In addition to the use of the mail, employees of Southwest may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Southwest has retained Georgeson Inc. to assist with the solicitation for a fee of $10,000, plus reimbursement of out-of-pocket expenses. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of Southwest stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, Southwest will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.
PROPOSAL 1—ELECTION OF DIRECTORS
     Your Board of Directors is composed of twelve members. Prior to the 2009 annual meeting, Southwest had a classified Board and members of each class were elected to serve for staggered three-year terms. At the 2008 annual meeting, shareholders approved an amendment to our Certificate of Incorporation to provide for the election of directors for one-year terms, beginning with the 2009 annual meeting. The terms of the directors elected at the 2008 annual meeting will expire at the 2011 annual meeting, and all directors are standing for re-election to one-year terms.
          The Board of Directors has nominated for re-election James E. Berry II, Tom D. Berry, Joe Berry Cannon, John Cohlmia, David S. Crockett Jr., Rick Green, J. Berry Harrison, James M. Johnson, David P. Lambert, Linford R. Pitts, Robert B. Rodgers, and Russell W. Teubner, all of whom currently are directors, each to serve for a term of one year and until his successor is elected and qualified. Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization.
          Each shareholder voting in the election of directors is entitled to cumulate his or her votes by multiplying the number of shares of common stock owned of record by the shareholder on the Record Date by the number of directors to be elected. Each shareholder is then entitled to cast his or her total cumulated votes for one nominee or distribute his or her votes among any number of the nominees being voted on at the Annual Meeting. Shareholders may not cumulate their votes on the form of proxy solicited by the Board of Directors. In order to cumulate votes, shareholders must attend the meeting and vote in person or make arrangements with their own proxies. Unless otherwise specified in the proxy, however, the right is reserved, in the sole discretion of the Board of Directors, to vote cumulatively and to distribute votes among some or all of the nominees of the Board of Directors in a manner other than equally so as to elect as directors the maximum possible number of such nominees.
          Each nominee has agreed to serve for a one-year term, if elected. If any nominee is unable to stand for re-election at this Annual Meeting, the Board may (i) reduce its size or (ii) nominate an alternate candidate, in which case the proxies will be voted for the alternate candidate.
          Your Board recommends a vote “FOR” these directors.
DIRECTOR NOMINEES
Following are brief descriptions of the business experience of our director nominees, and of additional factors, including special skills, knowledge, and experience, of non-officer directors that support their nomination. The nominees also satisfy the minimum criteria for nomination established by Southwest’s Governance Committee. For additional information regarding nomination criteria, please see “Nominations for the Board of Directors” on page 14.

James E. Berry II	Director Since 1998
          Mr. Berry, age 65, is the current owner of Pizza Berry, Inc. dba Pizza West in Stillwater, OK. He

previously owned Shading Concepts, a company that manufactured and sold solarium draperies, for 22 years. He has a B.S. in finance/money and banking from Oklahoma State University. From 1973 to 1988, Mr. Berry was a stockbroker in Oklahoma City with a major Wall Street firm. He is the current President of the United States Chess Federation. J. Berry Harrison and Robert B. Rodgers are his cousins. Additional Factors: Knowledge of Oklahoma markets; experience as a small business owner, investor, and securities professional; significant ownership of Southwest common stock; continuing director education focusing on corporate governance at Harvard Business School and Stanford University.

Tom D. Berry	Director Since 1981
     Mr. Berry, age 67, is involved in oil and gas exploration in North Central Oklahoma, and is an Auctioneer and Real Estate Broker in Stillwater, Oklahoma. Additional Factors: Knowledge of Oklahoma markets; experience as a small business owner and investor.

Joe Berry Cannon	Director Since 1981
     Mr. Cannon, age 74, is an Assistant Professor of Management at Oral Roberts University School of Business in Tulsa, Oklahoma. Mr. Cannon served as Chairman, President, Chief Executive Officer, and Senior Trust Officer of First National Bank and Trust Co. in Blackwell, Oklahoma from 1968-1991. He has been a member of the Kiwanis Club, a member of the First United Methodist Church Board of Directors, and is a member of the American and Oklahoma Bar Associations. Additional Factors: Knowledge of Oklahoma markets; training and experience in business management and finance; banking experience; former service as audit committee financial expert; significant ownership of Southwest common stock.

John Cohlmia	Director Since 2006
     Mr. Cohlmia, age 48, was appointed as a director of the Company on July 27, 2006. He has been a director of Stillwater National Bank and Trust Company since August 2003. Mr. Cohlmia is a Real Estate Broker with Grubb & Ellis Levy Beffort of Oklahoma City, Oklahoma. Additional Factors: Current service as Chairman of the Compensation Committee; knowledge of Oklahoma markets; experience in commercial real estate brokerage.

David S. Crockett Jr.	Director Since 2006
     Mr. Crockett, age 66, who has an MBA, owns the CPA firm David S. Crockett & Co., CPA’s in Dallas, Texas. He obtained his CPA designation in 1969 and holds permits to practice in both Texas and Oklahoma. Mr. Crockett is a member of the American Institute of Certified Public Accountants, the Texas Society of CPAs, the Dallas Estate Planning Council, and the Petroleum Accounting Society. He is also Vice-President of Stonetex Oil Corp., and is independently active in oil and gas exploration with various partners. Additional Factors: Service as audit committee financial expert; training and experience in finance and accounting; experience as owner of an independent accounting firm; knowledge of Dallas, TX area markets; experience as an investor.

Rick Green	Director Since 1998
     Mr. Green, age 63, was appointed the Chief Executive Officer of Southwest effective January 1, 1999. Mr. Green previously served as Chief Operating Officer, President of the Central Oklahoma division, and Executive Vice President of Stillwater National Bank & Trust Company (“Stillwater National”), Southwest’s national bank subsidiary. He is a member of the Oklahoma City and Edmond Chambers of Commerce and has served as Chair/Ambassador of the Stillwater Chamber of Commerce, on the Oklahoma State University Alumni Association Homecoming and Honor Students Committees, as Chairman of Payne County Youth Services, as Co-Chairman of the United Way of Stillwater Fund Drive and as a member of the Advisory Board of the Oklahoma State University Technical Institute. He is a member of the Commercial Real Estate Association of Oklahoma City, the Oklahoma and Oklahoma City Homebuilders Associations, and past member of the Stillwater Medical Center Committee on Physician Recruitment. Mr. Green is also a member of Leadership Stillwater and Leadership Oklahoma City. Mr. Green continues to be active as an alumnus of Oklahoma State University, serving on various committees and boards, including past memberships of the Oklahoma State University Spears School of Business Advisory Committee and Dean Search Committee and of the Board of Governors of the Oklahoma State University Development Foundation, and as a member of the Oklahoma State University College of Business Alumni Hall of Fame.

J. Berry Harrison	Director Since 1991
     Mr. Harrison, age 72, is a retired Oklahoma State Senator, and has been a rancher and farmer in Fairfax, Oklahoma since 1962. Mr. Harrison serves as Conservation District Director of Osage County, President of the Oklahoma Association of Conservation Districts, and is a member of many other civic groups. James E. Berry II and Robert B. Rodgers are his cousins. Additional Factors: State legislative experience; experience as a rancher and farmer; significant ownership of Southwest common stock.

James M. Johnson	Director Since 2006
     Mr. Johnson, age 51, has an MBA from Emory University and is a self-employed small business owner. He previously served for fourteen years as a supervisory analyst, financial analyst, and examiner of financial institutions with the federal Office of Thrift Supervision and its predecessor. Additional Factors: Current service as Chairman of the Directors Loan Review Committee; training and experience as a federal financial institution regulator; business and finance training; experience as a small business owner.

David P. Lambert	Director Since 1981
     Mr. Lambert, age 71, served as President and Chief Executive Officer of the Lambert Construction Company from 1974 until 2005 and continues to serve as Chairman of the Board. He is a Trustee of the Oklahoma Construction Advancement Foundation, a member and past chairman of the Stillwater Chamber of Commerce and the Stillwater Industrial Foundation. Mr. Lambert is a life director of the Associated General Contractors of America, and was inducted into the Oklahoma State University Construction Management Hall of Fame. Additional Factors: Experience in commercial real estate construction; experience as CEO and owner of commercial construction firm; knowledge of Oklahoma markets.

Linford R. Pitts	Director Since 1981
     Mr. Pitts, age 73, is President of Stillwater Transfer & Storage, Inc. in Stillwater, Oklahoma, and invests in real estate and in oil and gas properties and other various small businesses. Mr. Pitts is a member of the of the Past President’s Council of the Stillwater Chamber of Commerce. He has an MBA from Oklahoma State University. Additional Factors: Service as Chairman of the Audit Committee; knowledge of Oklahoma markets; experience as an investor and small business owner.

Robert B. Rodgers	Director Since 1996
     Mr. Rodgers, age 57, has been Chairman of the Board since December 31, 1999. He previously served as Vice Chairman of the Board, beginning in May 1999. Mr. Rodgers is president of Bob Rodgers Motor Company in Pauls Valley, Oklahoma, and is owner of Rapid Enterprises. He is a former director and was the President and Chairman of the Board of Directors of CDI II, a credit life insurance company headquartered in Oklahoma City, Oklahoma. Mr. Rodgers also previously served on the Board of Directors and was the Regional Vice President of the Oklahoma Auto Dealers Association. Mr. Rodgers is past chairman of the Planning and Zoning Commission for the City of Pauls Valley, Oklahoma. James E. Berry II and J. Berry Harrison are his cousins. Additional Factors: Service as Chairman of the Board of Directors; knowledge of Oklahoma markets; experience as a small business owner; significant ownership of Southwest common stock.

Russell W. Teubner	Director Since 2000
     Mr. Teubner, age 54, is founder and CEO of HostBridge Technology, LLC, a computer software company. The Stillwater Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991-92, and Small Business Exporter of the Year in 1992-93. In 1993, he received the Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University named Mr. Teubner as a recipient of their Distinguished Alumni award. During 1996 and 1997 he served on the Citizen’s Commission on the Future of Oklahoma Higher Education. In 1998, he was inducted into the Oklahoma State University College of Business Hall of Fame. Currently, he serves on the board of the OSU Education and Research Foundation. Mr. Teubner is a past director of the Global Commerce Network, a non-profit organization devoted to helping business leaders extend their influence into the social sector, and the Oklahoma City branch of the Federal Reserve Bank of Kansas City. Additional Factors: Service as Chairman of the Governance Committee; experience in the computer software industry, experience as an officer of a public company; entrepreneurial and consulting experience; continuing director education focusing on director issues, corporate governance, compensation and audit committee matters, among others, at MIT, Harvard Business School, and Wharton.
BOARD MEETINGS AND COMMITTEES
     Southwest’s Board conducts its business through meetings of the Board and of its committees. The Board meets monthly and may have additional special meetings. The Board met thirteen times during 2010. Each director in office at the record date attended more than 90% of the meetings of the Board held in 2010 and more than 75% of the total number of meetings held in 2010 of the Board and the committees on which he served.
BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT
Separate Chairman of the Board and Chief Executive Officer
     The position of Southwest’s Chairman of the Board and the office of its President and Chief Executive Officer are held by different persons. The Chairman of the Board, Robert B. Rodgers, is an independent director and became Chairman in 1999, after three years of service on the Board. He is an ex-officio member of the Compensation Committee, the Audit Committee, and the Governance Committee. The duties of these committees are described on pages 13 through 15.
     The duties of the Chairman of the Board include providing strategic leadership and guidance; presiding at the meetings of the Board and executive sessions of independent directors; calling executive sessions and special meetings of the Board; establishing agendas for meetings of the Board and independent directors with advice from senior management and outside advisers; advising and consulting with the President and Chief Executive Officer, other executive officers, including Southwest’s senior risk officers, and the chairmen of the Audit, Compensation, and other Southwest standing committees regarding strategies, risks, opportunities, and other matters.
     The President and Chief Executive Officer, Rick Green, was appointed to those offices on January 1, 1999, after previous service as Chief Operating Officer, President of the Central Oklahoma Division, and Executive Vice President of Stillwater National. He is the principal management officer of Southwest, with responsibility for supervision of its executive and senior management and the operations of Southwest and its subsidiaries. His duties include developing strategic and tactical initiatives in consultation with other members of executive management and the Chairman of the Board; making recommendations regarding other members of executive management to the Board; and implementing approved strategic and tactical plans and initiatives.
     We think separation of the two offices is the appropriate leadership structure for Southwest. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and help provide the appropriate levels of communication between the Board of Directors and Executive Management for Board oversight of Southwest and its management.
Risk Oversight and the Board
     The Board of Directors as a whole is ultimately responsible for risk management oversight of Southwest. It is assisted by its committees, including the Audit Committee and the Compensation Committee, whose duties are described below, as well as other committees, such as the Director’s Loan

Review Committee, responsible for oversight of credit policies and risks, and the Governance Committee, responsible for setting governance guidelines for the strategic planning process, succession planning, Board performance management, Board committee structure, and Board membership. These committees regularly provide reports of their activities and conclusions to the full Board for discussion and acceptance.
     The Chairman of the Board and the President and Chief Executive Officer address risk matters at the regular Board meetings. In addition to Mr. Green, other members of senior management, including senior risk officers, regularly provide reports directly to the Board of Directors in the Board meetings.
Audit Committee
     The Audit Committee of the Board oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act, and related regulations (the “FDIA”), the listing standards of the NASDAQ Stock Market, Inc. (the “Listing Standards”), enterprise risk management, and its charter. In addition the committee, as directed by the Board, investigates and reports to the Board with respect to specific matters involving financial reporting, financial accounting, conflicts of interest, internal controls, and compliance with laws and regulations relating to such matters. The committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention, evaluation, termination, and oversight of the work of any independent auditor employed by Southwest for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee. The committee is responsible for the resolution of any disagreements between management of Southwest and the independent registered public accounting firm regarding financial reporting. All members of the committee are “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”), the FDIA, and the Listing Standards. Members of the committee also meet all other applicable requirements of the SEC, FDIA, and the Listing Standards for financial, accounting, or related expertise. The committee has adopted a written charter, which has been approved by the Board of Directors. A copy of this charter is available on the governance area of Southwest’s website at www.oksb.com. The committee met twelve times in 2010. Current members are Joe Berry Cannon, David S. Crockett Jr., Russell W. Teubner, and Linford R. Pitts, Chairman. Robert B. Rodgers, Chairman of the Board of Directors, is an ex-officio member of the Audit Committee. The Board has determined that Mr. Crockett qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. Under SEC regulations and Southwest policy, the identification of a person as an audit committee financial expert does not impose on such person any duties, obligations, or liability greater than those to which he or she otherwise is subject as a member of the Audit Committee and the Board of Directors.
Compensation Committee
     The Compensation Committee of the Board reviews Southwest’s compensation policies and programs and makes recommendations to the Board based on these reviews; reviews and recommends CEO compensation to the Board for its approval; reviews and recommends changes in director compensation to the Board; develops and determines executive management incentive plan awards and stock based awards to eligible officers; reviews and recommends employment agreements, including change-in-control agreements; reviews Southwest’s incentive compensation plans to ensure they do not encourage excessive risk; performs the other duties of the Committee specified by federal banking and securities laws and regulations and the Listing Standards; and, as directed by the Board, investigates and reports to the Board with respect to specific matters involving compensation and benefits.
     The Committee has a written charter which is available at www.oksb.com in the governance section. Members of the committee are independent directors within the meaning of the Listing Standards, and may not have any interlocks of the type described below. The Committee is advised by an independent third-party compensation consulting firm and by Southwest outside legal counsel. The Committee may delegate to the appropriate officers of Southwest the responsibility for executing and delivering agreements and documents approved by the Committee. The Chief Executive Officer is not present during voting or deliberation of his compensation by the Committee or the Board. The compensation of other Named Executive Officers is determined by a vote of the independent directors in connection with the annual budget process.
     The Committee met six times in 2010. Current members are James E. Berry II, John Cohlmia, Chairman, James M. Johnson, David P. Lambert, Linford R. Pitts, and Russell W. Teubner. Robert B. Rodgers, Chairman of the Board of Directors, is an ex-officio member of the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
     In 2010, no Southwest executive officer served as a member of the Compensation Committee of another entity that had an executive officer who served as a Southwest director, and no Southwest executive officer served as a director of another entity that had an executive officer serving on Southwest’s Compensation Committee. No member of the Compensation Committee served as an officer or employee of Southwest or any of its subsidiaries during 2010 or had any related party transaction during 2010 that was required to be disclosed in this proxy statement. See “Certain Transactions” on page 36.
Nominations for the Board of Directors
     Southwest’s Governance Committee serves as its standing nominating committee. The Committee’s charter has been approved by the Board of Directors and is available in the governance section of Southwest’s website—www.oksb.com. Current members of the Governance Committee are James E. Berry II, James M. Johnson, Russell W. Teubner, Chairman, and Robert B. Rodgers. All members of the committee are independent directors within the meaning of the Listing Standards. The Committee met four times in 2010.
     The Committee is responsible for recommending to the Board of Directors whether or not to nominate each director whose term expires at the next annual meeting of shareholders and for identifying and recommending to the Board of Directors persons to be nominated as new directors of Southwest. In fulfilling these duties the Committee considers whether or not the director meets the minimum criteria for Board membership based upon the director’s honesty, integrity, reputation in his or her community, existence of any actual or potential conflicts of interest, past service as director, and other factors it deems appropriate. In addition to the minimum standards, the Committee intends to ensure that at least one director has the knowledge, training, and experience to qualify as an audit committee financial expert. The Committee also may consider other knowledge, training, and experience, ownership of Southwest common stock, and other factors. The Committee’s decisions are made based on the persons expected contributions to the Board of Directors in furtherance of the interests of shareholders and regardless of gender or race.
     The Governance Committee is also responsible for considering persons recommended for nomination as directors by shareholders, other directors, and officers. It is Southwest’s policy that no shareholder nomination or recommendation need be considered unless the committee determines, in its good faith discretion, that (i) the manner and substance of the recommendation or nomination and the related information and materials provided in connection with the recommendation or nomination comply with the procedural and substantive requirements of Southwest’s Certificate of Incorporation, relevant Bylaws, and state and federal law, and (ii) if elected, the person recommended or nominated may lawfully serve on the Board. Shareholders may submit recommendations for director candidates for consideration by the Governance Committee to the Secretary by first class mail. Please also see “Shareholder Proposals and Communications” on page 40 of this Proxy Statement.
DIRECTOR INDEPENDENCE
     The Board of Directors has affirmatively determined that all Directors other than Mr. Green are independent under the Listing Standards. Those independent directors are:

James E. Berry II	David S. Crockett, Jr.	Linford R. Pitts
Thomas D. Berry	J. Berry Harrison	Robert B. Rodgers
Joe Berry Cannon	James M. Johnson	Russell W. Teubner
John Cohlmia	David P. Lambert
Independence Standards for Directors not on the Audit Committee
     In general, an independent director means a person, other than a person having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons are not independent:
(i)	A person who is now or during the last three years has been an officer or employee of Southwest or of any parent or subsidiary of Southwest;

(ii)	A person who accepted, or who has a family member who accepted, any payments in excess of $120,000 from Southwest or any parent or subsidiary of Southwest during the current fiscal year or in any of the three preceding fiscal years, excluding the following payments:
(A)	Compensation for Board or committee service;

(B)	Payments arising solely from investment in Southwest’s securities (e.g. dividends);

(C)	Compensation to a family member who is a “non-executive employee”;

(D)	Benefits under a tax-qualified retirement plan or “non-discretionary compensation”; and

(E)	Loans permitted under Section 13(k) of the Securities Exchange Act of 1934 (the “Act”), which, in general, include loans made in accordance with regulations governing loans between banks and their directors.
(iii)	A director who is a family member of a person who is, or at any time during the past three years was, employed as an executive officer by Southwest or of any parent or subsidiary of Southwest;

(iv)	A director who is, or who has a family member who is, a partner, controlling shareholder, or executive officer of any organization to which Southwest made, or from which Southwest received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in Southwest’s securities, or (ii) payments under non-discretionary charitable contribution matching programs;

(v)	A person who is, or who has a family member who is, an executive officer of another entity at which any of the executive officers of Southwest have served on the compensation committee of the other entity; and

(vi)	A person who is, or who has a family member who is, a current partner of Southwest’s outside auditor, or who was a partner or employee of Southwest’s outside auditor who worked on Southwest’s audit at any time during the past three years.
Independence Standards for Members of the Audit Committee.
     Each member of the Audit Committee must meet the independence standards summarized above. In addition, none of the following are considered independent for purposes of Audit Committee membership:
(i)	A person who currently accepts, directly or indirectly, any consulting, advisory, or other compensatory fee from Southwest or from any subsidiary of Southwest, other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Southwest if such compensation is not contingent in any way on continued service with Southwest or any subsidiary of Southwest; or

(ii)	A person who is an affiliated person of Southwest or any subsidiary of Southwest. Affiliated persons are persons who directly or indirectly control Southwest, including, but not limited to, persons who are executive officers of Southwest or a subsidiary of Southwest, a director who is also an employee of Southwest or a subsidiary of Southwest, and a general partner or management member of a subsidiary of Southwest. Affiliated persons do not include persons who do not beneficially own 10% or more of any class of voting securities of Southwest or a subsidiary of Southwest and who are not executive officers of Southwest or a subsidiary of Southwest.
     The Board of Directors of Stillwater National, Southwest’s primary banking subsidiary, also has determined that each member of the Audit Committee, which has the same membership as the Southwest Audit Committee, is independent of management, based upon consideration of whether the director is or has been an officer or employee of Stillwater National or any of its affiliates; serves or served as a consultant, advisor, promoter, underwriter, legal counsel, or trustee of or to Stillwater National or any of its affiliates; is a relative of an officer or other employee of Stillwater National or any of its affiliates; holds or controls or held or controlled, direct or indirect financial interest in Stillwater National or any of its affiliates; or has outstanding extensions of credit from Stillwater National or any of its affiliates, among other factors the Board deems relevant. A director is not considered independent of management if such director is, or has been within the preceding year, an officer or employee of Stillwater National or any of its affiliates, or owns or controls, or has owned or controlled within the preceding year, assets representing 10% or more of any outstanding class of voting securities of Stillwater National.
Executive Sessions
     Independent directors have regularly scheduled meetings at which only independent directors are present.

DIRECTOR COMPENSATION
     During 2010, the Chairman of the Board of Directors of Southwest received an annual retainer of $18,000, the Chairman of the Audit Committee received an annual retainer of $14,000, the Chairman of the Compensation Committee received an annual retainer of $12,500, the Chairman of the Governance Committee received an annual retainer of $12,500, the Chairman of the Director’s Loan Committee received an annual retainer of $11,000, and other non-officer Directors of Southwest each received an annual retainer of $8,000. In addition, non-officer Directors received fees of $750 per Board meeting attended and a committee meeting fee of $300 per meeting if the meeting was held the same day as the Board meeting or $600 if the committee meeting was held on another day. The Financial Expert on the Audit Committee received $1,000 per meeting in addition to the regular committee meeting fee. Directors who also serve as Southwest officers did not receive these fees. Southwest directors are also eligible to receive non-incentive stock options and other stock based awards under Southwest’s 2008 Stock Based Award Plan. Awards of 2,200 shares of restricted stock with a market value on the date of grant of $7.93 per share were granted in 2010 to directors who were not employees of Southwest or any of its subsidiaries. The following table summarizes compensation for each person who was a member of Southwest’s Board of directors during 2010.

Director Compensation
	Fees Earned
	or Paid in	Stock
Name	Cash	Awards (1)	Total
James E. Berry, II	$27,050	$17,446	$44,496
Thomas D. Berry	21,350	17,446	38,796
Joe Berry Cannon	19,550	17,446	36,996
John Cohlmia	26,450	17,446	43,896
David S. Crockett, Jr.	30,550	17,446	47,996
J. Berry Harrison	22,100	17,446	39,546
James M. Johnson (2)	27,950	17,446	45,396
David P. Lambert	24,350	17,446	41,796
Linford R. Pitts	33,050	17,446	50,496
Robert B. Rodgers	37,650	17,446	55,096
Russell W. Teubner	30,500	17,446	47,946

	$300,550	$191,906	$492,456

(1)	Represents the grant date fair value for restricted stock awards. See the discussion of share-based compensation in notes 1 and 13 to the Consolidated Financial Statements included in Southwest’s 2010 Annual Report on Form 10-K. At December 31, 2010, the aggregate number of shares subject to unvested awards of restricted common stock for each non-officer director was 2,934. At December 31, 2010, no non-officer Director had outstanding stock options. No dividends were declared on Southwest common stock in 2010.

(2)	Director Johnson elected to defer 50% of the fees for 2010 under the Directors’ Deferred Compensation Plan. This plan is unfunded, and pays interest on amounts deferred at an annual rate that is 1.00% less than the rate earned on interest earning assets by Stillwater National. No other Director participated in the plan during 2010.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
     The shares of Southwest’s common stock that were beneficially owned on the Record Date by each person who was a director or officer on that date or is a Named Executive Officer are shown below. The number or shares shown below includes directors’ qualifying shares.

	Common Stock
	Amount and
	Nature of		Percentage
	Beneficial		of Shares
Name	Ownership (1)		Outstanding (2)
James E. Berry II	257,120	(3)	1.32%
Thomas D. Berry	72,401		*
Joe Berry Cannon	110,436		*
John Cohlmia	11,813		*
David S. Crockett Jr.	10,812		*
Rick Green	49,290	(4)	*
J. Berry Harrison	101,726		*
James M. Johnson	9,720		*
David P. Lambert	65,441		*
Linford R. Pitts	44,518		*
Robert B. Rodgers	287,258		1.48
Russell W. Teubner	71,310		*
Kerby E. Crowell	26,812	(5)	*
Jerry L. Lanier	20,453	(6)	*
Laura Robertson	4,500	(7)	*
Kimberly G. Sinclair	24,362	(8)	*
Charles H. Westerheide	13,735	(9)	*
All Directors and Executive Officers as a Group (20 persons)	1,201,848	(10)	6.16%

*	Less than one percent of shares outstanding.

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from February 28, 2011.

(2)	In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of February 28, 2011.

(3)	Includes 240,820 shares held in a brokerage account which are security for any borrowings from the account. At December 31, 2010 the borrowed balance was less than $175,000.

(4)	Includes 19,279 shares that Mr. Green has the right to acquire within 60 days of February 28, 2011, pursuant to the exercise of stock options.

(5)	Mr. Crowell is deceased.

(6)	Includes 18,042 shares that Mr. Lanier has the right to acquire within 60 days of February 28, 2011, pursuant to the exercise of stock options.
(continued)

(7)	Includes 4,500 shares that Ms. Robertson has the right to acquire within 60 days of February 28, 2011, pursuant to the exercise of stock options.

(8)	Includes 15,370 shares that Ms. Sinclair has the right to acquire within 60 days of February 28, 2011, pursuant to the exercise of stock options.

(9)	Includes 13,406 shares that Mr. Westerheide has the right to acquire within 60 days of February 28, 2011, pursuant to the exercise of stock options.

(10)	Includes shares held by certain directors and executive officers as custodians under Uniform Transfers to Minors Acts, by their spouses and children, and for the benefit of certain directors and executive officers as custodians under individual retirement accounts (“IRAs”), limited liability partnerships, and living trusts. Includes 79,597 shares that executive officers and directors have the right to acquire within 60 days of February 28, 2011, pursuant to the exercise of stock options. Does not include shares beneficially owned by Directors of Bank of Kansas who are not also directors of Southwest.
OWNERS OF MORE THAN 5% OF SOUTHWEST’S COMMON STOCK
     Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of Southwest’s outstanding common stock at February 28, 2011.

	Amount and Nature	Percentage
	of Beneficial	of Shares
Name	Ownership (1)	Outstanding (2)
Polaris Capital Management, Inc. (3)	2,057,277	10.58%
C.S. McKee, L.P. (4)	1,499,960	7.72%
BlackRock Inc. (5)	1,154,408	5.94%
Dimensional Fund Advisors LP (6)	1,126,894	5.80%

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission and includes shares for which the person has or shares voting or investment power. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by Southwest.

(2)	Calculated by Southwest based upon shares reported as beneficially owned by the listed persons and shares of Southwest common stock outstanding at February 28, 2011.

(3)	The address of Polaris capital Management, Inc. is 125 Summer Street, Suite 1470, Boston, MA 02110.

(4)	The address of C.S. McKee, L.P. is One Gateway Center, 8th Floor, Pittsburgh, PA 15222.

(5)	The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     This Compensation Discussion and Analysis describes Southwest’s compensation philosophy, components, goals, processes, and methodologies for determining executive compensation for Southwest’s Principal Executive Officer, Principal Financial Officer, and three most highly compensated other executive officers (the “Named Executive Officers”).
     The Compensation Committee, the CEO, and the full Board of Directors have important roles in the process of establishing executive officer compensation. The Compensation Committee regularly engages compensation consulting firms to provide independent compensation advice and market data and analysis. These independent third-party consultants are engaged by and report directly to the Compensation Committee and do not perform other work for Southwest or its management.
     Please refer to the Summary Compensation Table, which summarizes compensation for the executive officers for 2010, 2009, and 2008, and to the detailed compensation disclosures under the heading “Executive Compensation” beginning on page 27.
Important Information About 2008, 2009, 2010 and Future Executive Compensation
     Federal laws enacted in 2008 and 2009 and economic conditions have caused us to significantly change our executive compensation plans and decisions. These changes and the reasons for them are discussed below.
     Capital Raising. In 2008 and 2010, we made successful capital offerings to support our strategic goals and the operations of our subsidiary banks. These included public offerings of preferred and common stock, and a sale of our preferred securities and warrants in a private placement to the United States Department of the Treasury under its Capital Purchase Program. The stated goal of this voluntary program was to buy nonvoting investment securities from qualified, healthy banking companies in order to encourage a return to more normal liquidity and help stabilize the financial markets.
     Compensation Restrictions. The American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) was enacted in February 2009, after Southwest and many other bank holding companies had issued Capital Purchase Program securities. This law significantly amended the Emergency Economic Stabilization Act of 2008 (“ESSA”).
     These amendments and the related federal regulations subjected companies that participated in the Capital Purchase Program to additional executive compensation restrictions and requirements. These continue until the preferred securities and warrants issued by Southwest in Capital Purchase Program are repurchased or are no longer held by the Department of the Treasury. They include prohibitions of:
•	Incentive compensation payments payable in cash or in stock options to covered officers;

•	Incentive compensation paid in stock, except for grants of restricted stock that may not fully vest until after none of Southwest’s Capital Purchase Program preferred shares remain outstanding, and are limited in value to 1/3 of total compensation per covered officer;

•	Incentives that would cause a covered officer or other employees or groups of employees to take unnecessary and excessive risks that threaten the value of Southwest;

•	Payments to a covered officer triggered by his or her departure from employment, other than payments for services performed and accrued benefits; and

•	Payments of tax-gross ups, which are reimbursements to cover taxes owed by officers with respect to any compensation.
     The incentive compensation restrictions apply to the five most highly compensated employees at Southwest. The severance payment restrictions apply to the Named Executive Officers and the next five most highly compensated employees. Some of the additional provisions of the Recovery Act may apply to additional employees at Southwest.
     Covered employees also are required to return any bonus or incentive compensation they receive that was based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. Southwest has adopted a “clawback policy” requiring return of such compensation in those circumstances.
     Until the Capital Purchase Program restrictions no longer apply, the Recovery Act also requires Southwest to:
•	Provide shareholders with an annual opportunity to cast nonbinding advisory votes on executive compensation (Please see Proposal 3 on page 39);

•	Maintain an independent Compensation Committee;

•	Maintain polices regarding excessive or luxury expenditures; and

•	Provide certifications of compliance with these Recovery Act provisions.
Executive Summary of Compensation for Our Named Executive Officers
     Base Salary. We decided not to adjust the base salaries for the Named Executive Officers for the years 2009 and 2010 because of economic conditions. This decision was not affected by the Recovery Act.
     Short-Term and Long-Term Incentive Compensation. Our historical incentive compensation plans consist of a short-term plan under which cash awards are paid based upon annual performance or discretionary factors and a long-term plan under which stock based awards are made based upon three-year average performance. Both of these incentive compensation plans continued to be suspended during 2010, except for discretionary bonuses granted to two Named Executive Officers not covered by the Recovery Act’s ban on incentive compensation.
     The Compensation Committee has reviewed the suspended incentive compensation plans with Southwest’s senior risk officers and has made reasonable efforts to ensure that those plans would not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Southwest.
     Benefits and Perquisites. In 2009, we adopted and implemented a policy regarding excessive or luxury expenditures, as required under the Recovery Act. The policy did not have a material effect on existing benefits and perquisites, which we believe are reasonable. A copy of the policy is available on the governance area of Southwest’s website at www.oksb.com.
     Potential Change in Control Effects. Southwest will not make any unearned or unaccrued payments to Named Executive Officers under our Severance Plan or any other plan that provides termination benefits while they are prohibited by the Recovery Act.
     Advisory Vote on Executive Compensation. We are required to submit our Named Executive Officer compensation for shareholder approval each year. The votes are advisory, but we consider them when we make compensation decisions for the following year. At the 2010 annual meeting, shareholders approved our 2009 Named Executive Officer compensation by a vote of 10,952, 264 (93%) “for”, to 416,782 (4%) “against”, with 380,114 (3%) abstaining.

Philosophy and Guiding Principles
     Southwest recognizes that the ability to retain and recruit executive officers is critical to the achievement of its annual and long range goals. Our executive compensation philosophy is intended to effectively attract, motivate, and retain top executive talent at a reasonable cost to Southwest. Where allowed by federal law and regulation, our goal is to link executive rewards with shareholder returns, to reward both short and long-term performance, to achieve strategic business objectives, and to provide the opportunity to receive incentives for exceeding targeted goals. Base salaries and incentive compensation (if applicable) are primarily based on merit. Southwest and its subsidiaries are equal employment opportunity employers.
     Southwest strives to ensure that its compensation plans and arrangements and its compensation policies and practices do not create inappropriate and unnecessary risks. As required by the Recovery Act, the Compensation Committee meets at least once every six months to review Southwest compensation plans. The reviews include consideration of risks in all compensation plans and factors designed to mitigate risks, such as including consideration of the credit quality of a lending officer’s portfolio in the determination of the amount, if any, of incentive compensation the officer may receive. Also, as required by the Recovery Act, Southwest requires covered officers to repay any bonus or incentive compensation that was based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. A discussion of these reviews is included in the Compensation Committee Report beginning on page 29.
     As noted above, we did not increase base salaries of any Named Executive Officer for 2009 or 2010, except for the base salary of our new principal financial officer, and our short-term and long-term formula based incentive compensation plans for Named Executive Officers continued to be suspended during 2010.
     Southwest intends that total compensation and each of its components be market competitive and consistent with Southwest’s short and long-term performance goals. The Compensation Committee assesses the competitiveness of the CEO’s total compensation and its components on an annual basis. This annual compensation review assesses the appropriateness of the mix of compensation components and considers comparisons of compensation levels and practices at Southwest versus a peer group of approximately twenty publicly traded bank holding companies (a listing of the peer group used in 2010 is provided on page 28). The peer group compensation data and other market compensation data is provided by the Committee’s independent compensation consultants. This peer group market compensation data is used to assist the Committee in making compensation adjustments and decisions, but is not the sole factor that the Committee utilizes. The Committee also takes into account the performance of Southwest, the performance of the CEO and other Named Executive Officers, internal and external factors that are affecting Southwest, and the advice and recommendations of its independent compensation consultants. In 2010, the Committee also reviewed compensation data from a subset of the peer group that were also participants in the Capital Purchase Program. The Committee wanted to identify trends in the entire peer group along with what specific trends were showing up in those banks who also accessed the Treasury’s capital program. The CEO does not participate in the deliberation of his compensation, but provides recommendations for the other Named Executive Officers to the Committee.
     The components of total compensation are (a) base compensation (salary), (b) annual cash incentive compensation, (c) long-term incentive compensation in the form of stock based awards, and (d) executive benefits and perquisites. Southwest is guided by the following principles in establishing executive compensation. A detailed discussion of each of these components begins on page 25. We provide a high level summary in the bullet points below.
•	CEO base salary compensation generally should be set at a level comparable to that of its peers, subject to adjustment based on factors relating to the CEO’s value and Board discretion. Base salary for other Named Executive Officers is based upon the individual executive’s value in consideration of his or her levels of responsibility, ability, experience, and on discretion. The base salaries of the Named Executive Officers have not been adjusted for 2009 or 2010 except as noted above.
•	As noted above, the short-term, formula-based incentive compensation plan that previously provided such payments was suspended in early 2009 and remained suspended during 2010 for Named Executive Officers. However, a few discretionary bonuses approved by the Board were made to eligible officers during 2010. The Committee believes that once it repays its securities issued in the Capital Purchase Program and the Recovery Act restrictions no longer apply, annual cash incentive bonuses should be a part of Named Executive Compensation.

•	Long-term incentive compensation should be provided through Stock Based awards under Southwest’s shareholder approved Stock Based plans. The CEO and Named Executive Officers were previously eligible for annual grants of Stock Based awards that were based upon a percentage of salary that was determined by Southwest’s long-term performance over a three-year period. As noted above, however, the long-term incentive compensation plan that provides such grants was suspended for 2010. The Committee began discussions in late 2010 about re-implementing an incentive plan in 2012. The plan is to determine the appropriate plan design, award opportunities, and ultimate payout during 2011 for implementation in 2012. If Southwest continues to be subject to the Recovery Act’s restrictions during 2011 and 2012, the executive compensation requirements surrounding incentive compensation will be incorporated into the decision making process.

•	The types and amounts of perquisites and benefits provided to the Named Executive Officers should be comparable to what is provided to similar level executives in peer banks. The specific perquisites to be provided are governed by the luxury expenditure policy.

•	Total compensation should be comparable to peer levels, subject to differences in performance, executive experience, job position, and individual officer duties.
The Board may make exceptions to these principles at its discretion. (See “Board of Directors and Compensation Committee Discretion; Adjustments” on page 27.
Base Salary Compensation (Salary)
(Please see the “Salary” column in the “Summary Compensation Table” on page 27.)
     The base salary of the Named Executive Officers is reviewed annually in December, and any changes are made effective on the following January 1st. Base salary compensation is intended to provide a predictable and stable source of income over the year but is subject to increase or decrease at the discretion of the Board.
     The base salary of the CEO is approved by the Board of Directors based upon the recommendation of the Compensation Committee. The base salary of the other Named Executive Officers is established by the Board based upon the recommendations of the CEO in connection with approval of the annual budget.
     Generally, the goal of the Committee is to maintain the annual base salary level for the CEO at a level comparable to the average of the peer group reflected in the report of the compensation consultant used by the Committee in its annual review, although the Committee may make discretionary adjustments. Rick Green, Southwest’s CEO, has declined to be considered for any salary increase in 2009, 2010, and, except for an approximate 2% cost of living increase, for 2011.
     The CEO proposes the annual base compensation levels of the other Named Executive Officers based upon data from those reports and the CEO’s consideration of the executive’s responsibilities, qualifications, experience, and performance as well as internal pay equity and market competitiveness factors. As shown below, base salary for each executive officer for 2010 was the same as for 2009, except for the increase in Ms. Robertson’s base salary. Ms. Robertson became our principal financial officer in

December 2010.
     Base salaries and adjustments for the Named Executive Officers for 2010 are shown in the following table.

	Base Salary		Increase
Name and Position	2010	2009	Amount	Percentage
Rick Green	$471,117	$470,967	$150	0.03%
President and Chief
Executive Officer

Kerby E. Crowell	264,000	264,000	—	0.00%
Executive Vice President,
Secretary and Chief Financial
Officer

Jerry Lanier	286,050	286,000	50	0.02%
ExecutiveVice President and
Chief Lending Officer

Laura Robertson	146,400	135,000	11,400	8.44%
ExecutiveVice President and
Chief Financial Officer*

Kimberly G. Sinclair	225,650	225,500	150	0.07%
ExecutiveVice President and
Chief Administrative Officer

Charles H. Westerheide	222,200	222,000	200	0.09%
ExecutiveVice President and
Treasurer

* effective December 16, 2010

     In December 2010, the Committee, with approval of the Board, established Named Executive Officer base salaries for 2011, as shown in the table below.

	Base Salary		Increase
Name and Position	2011	2010	Amount	Percentage
Rick Green	$482,043	$471,117	$10,926	2.32%
President and Chief
Executive Officer

Jerry Lanier	336,050	286,050	50,000	17.48%
Executive Vice President and
Chief Lending Officer

Laura Robertson	200,000	146,400	53,600	36.61%
ExecutiveVice President and
Chief Financial Officer*

Kimberly G. Sinclair	236,150	225,650	10,500	4.65%
Executive Vice President and
Chief Administrative Officer

Charles H. Westerheide	236,200	222,200	14,000	6.30%
Executive Vice President and
Treasurer

* effective December 16, 2010
     Mr. Green has declined to be considered for any increase in salary for 2011other than an approximate 2% cost of living adjustment. The increase in Mr. Lanier’s salary for 2011was based upon additional duties he has assumed since his last salary adjustment. His adjusted salary is approximately the same as the average peer group total cash compensation for the second highest compensated officer. (Please see “Peer Analysis” on page 28.) The increase in Ms. Robertson’s salary was based upon her promotion to Executive Vice President and Chief Financial Officer in December 2010. Increases for Ms. Sinclair and Mr. Westerheide each were based upon their assumption of additional management duties since their salary was last adjusted.
Annual Cash Incentive Compensation
(Please see the “Non-Equity Incentive Plan” column in the “Summary Compensation Table” on page 27.)
     Historically, annual incentive compensation has been paid to the Named Executive Officers in cash. It has been designed to directly reward the achievement of key performance measures established for each year. Annual cash incentive compensation for the CEO was based upon the annual consolidated performance of Southwest in terms of actual versus targeted earnings per share growth, return on equity, and return on assets. Annual cash incentive compensation for the other Named Executive Officers was based on a combination of consolidated performance and divisional or personal performance goals.
     Divisional and other performance factors for Named Executive Officers other than the CEO were established by the CEO. No divisional performance factors for Named Executive Officers for 2010 were established because the plan continued to be suspended except for discretionary bonuses. In the future, when annual cash incentives may be paid to the CEO and other executive officers, the performance metrics will need to be balanced and combine financial performance goals with asset quality metrics, other strategic goals, and department or individual goals where appropriate.

     Discretionary Adjustments. The Compensation Committee and the CEO may recommend, and the Board may approve, discretionary awards. Based upon the recommendation of the Chief Executive Officer, discretionary bonuses of $40,000 each were awarded in 2010 to Ms. Sinclair and Mr. Westerheide relating to actions taken that improved net interest margin and liquidity. Ms. Sinclair’s bonus was based on her management of growth in non-brokered deposits, while Mr. Westerheide’s bonus was based upon reduction in non-core funding.
Long-Term Incentive Compensation
(Please see the “Stock Awards” column in the “Summary Compensation Table” on page 27 and the material under “Stock Based Plans” beginning on page 28.)
     Historically, long-term incentive compensation paid through stock based awards issued under Southwest’s Stock Based Award Plan has been part of the total compensation program for Southwest executives. Southwest believes that granting stock based awards is an effective way to align the interests of management with those of Southwest’s shareholders over time, encourage ownership, and foster retention. All stock options are granted with an exercise price equal to the market price of common stock at the date of grant. The value of the equity awards granted has historically been based on a percentage of base salary for each Named Executive Officer. The performance was determined by the average of Southwest’s consolidated performance, using the factors used for the corporate portion of the annual incentive awards, against target levels for the current year and the two preceding years (three-year average). No threshold, target, and maximum levels for the three-year average performance were established for 2010 payments, because grants under the plans continued to be suspended with respect to Named Executive Officers for 2010. As noted above, the Committee plans to consider a new long-term incentive compensation plan.
Benefits and Perquisites
(Please see the “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, and “All Other Compensation” columns in the “Summary Compensation Table” on page 27, the material under “Other Compensation Plans” on page 30, and the material under “Nonqualified Deferred Compensation” on page 31.)
     Benefits and perquisites are essential components of competitive total compensation. Southwest intends to provide benefits and perquisites that are competitive and consistent with prevailing industry practice. The Named Executive Officers are eligible to participate in the benefit plans generally available to Southwest employees, including its tax qualified 401(k) and profit sharing plan. In addition, Mr. Green, Mr. Crowell, and Mr. Lanier participate in a non-qualified, unfunded “top hat” profit sharing plan that allowed them to receive the same profit sharing percentage as other employees without regard to federal tax limitations. Mr. Green also has participated in a non-qualified, unfunded deferred compensation plan, under which he was eligible to defer all or part of his 2002 and 2003 cash compensation. The amount deferred earns interest each quarter at an annualized rate that is one percent less than the rate Stillwater National earned on average interest earning assets during the previous quarter.
Potential Change in Control Effects
(Please see the material under “Severance Arrangements” on page 31.)
     Under Southwest’s Severance Compensation Plan, executive officers are entitled to lump-sum severance compensation upon a qualifying termination of service equal to a percentage of their respective total annual base compensation in effect at the date of termination. For purposes of the Severance Compensation Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change-in-control occurring after the effective date of the Severance Compensation Plan.

     The rights to change in control benefits under the Separation Agreements are dependent on a “double trigger,” that is, there must be both a change in control and a termination of employment without just cause or with good reason. The Compensation Committee believes these “double trigger” provisions are reasonable and in the best interests of shareholders and should help to reduce potential mis-incentives for executives in the period in which a change in control is being evaluated and negotiated; and to avoid the potential double payment of executives who continue their employment after a change in control that could result from a single change in control trigger.
     No termination payments will be made to Named Executive Officers or other covered employees under our Severance Plan or other plans to the extent they are prohibited by the Recovery Act. The Committee intends to review the Severance Compensation Plan, its rationale and purpose, and its appropriateness once Southwest is no longer prohibited from paying severance payments under the Recovery Act restrictions.
Board of Directors and Compensation Committee Discretion; Adjustments
     Additional performance bonuses, stock options, and other Stock Based awards may be made within the discretion of the Compensation Committee and the Board of Directors, subject to compliance with the Recovery Act. The Compensation Committee also may consider other factors, and may change the basis of assessing Southwest’s performance in the future, based upon Southwest’s annual or longer-term goals. Southwest’s compensation philosophy and its methodologies for determining compensation components are not a binding plan or contract that conveys rights to base salary, annual cash incentive compensation, or grants of Stock Based awards, all of which are ultimately provided at the discretion of the Committee and the Board of Directors.
     In connection with the Capital Purchase Program, Southwest and all of the Named Executive Officers agreed to comply with the requirements of law and regulation for recovery of any bonus or incentive compensation received by Named Executive Officers that was based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.
Compensation Consultants
     The Compensation Committee engages an independent third-party compensation consulting firm to provide executive and director compensation consulting advice to the Committee. The compensation consulting firm reports directly to the Compensation Committee and the Committee discusses, reviews, and approves all consulting projects performed by the firm. In 2010, the Committee engaged the consulting firm of Blanchard Chase to provide independent advice. Blanchard Chase does not provide other services or products to Southwest. In addition, Blanchard Chase does not have any other personal or business relationships with any Board member or any officer of Southwest. In 2009, the Committee used Amalfi Consulting. The consulting firm’s role includes preparing analytical peer reviews and other data on market practices for use by the Committee in its annual compensation reviews of executive and director compensation. These reviews evaluate total compensation and the individual components that make up total compensation. The reviews provide peer group and supplemental market data values at the 25th, 50th, and 75th percentiles. The annual director compensation review compares Southwest’s data to general industry data and data from a compensation peer group. The annual reviews provide information on such items as total compensation for an average director, annual retainer amounts, per meeting fees, committee meeting fees, committee chair fees, number of board and committee meetings, and focuses on both cash and equity compensation. The annual executive compensation review compares the compensation of Southwest’s Named Executive Officers to general industry data from industry surveys and data from a compensation peer group. The executive review focuses on total compensation and the individual components that create total compensation. The review provides data on base salaries, annual cash incentives, long-term and/or equity incentives, other compensation amounts, and prevalence data on executive benefits. The executive compensation review is also provided to the CEO for his use in developing compensation recommendations to the Board regarding the other Named Executive Officers.
Peer Analysis
     The peer group analysis described above is used as a general guide in assessing the competitiveness of Southwest’s executive and director compensation programs compared to the market. The peer group consists of other publicly traded bank holding companies. This group is reviewed annually by the Compensation Committee Southwest’s Management and the independent consultant to the Committee and is revised by the Committee when appropriate. The peer group used for the 2010 compensation reviews had September 30, 2010 assets ranging from $2.5 billion to $6.3 billion in Midwestern, Western, and Southern states. The purpose of utilizing a regional peer group is to determine competitive compensation levels for executives and directors in areas of the country where Southwest may compete for executive level talent. The median total assets for the group as of September 30, 2010, was $3.4 billion, compared to Southwest’s total assets at that date of $2.9 billion. The nineteen members of the peer group used in the Committee’s 2010 compensation reviews were:

Texas Capital Bancshares, Inc.
Sterling Bancshares, Inc.	Southside Bancshares, Inc.
1st Source Corporation*	Integra Bank Corporation*
First Merchants Corporation*	MainSource Financial Group, Inc.*
Taylor Capital Group, Inc.*	Bank of the Ozarks, Inc.
First Busey Corporation*	Home Bancshares, Inc.*
Great Southern Bancorp, Inc.*	Old Second Bancorp, Inc.*
Renasant Corporation	First Financial Corporation
First Financial Bancshares, Inc.	CoBiz Financial Inc.*
Simmons First National Corp.	Enterprise Financial Services Corp.*

*	Capital Purchase Program participant at September 30, 2010.
     The measures used to assess Southwest’s performance relative to its peer group in the consultant’s reports included net interest margin, efficiency ratio, return on average equity, earnings per share growth, return on average assets, tangible equity ratio, and non-performing assets compared to total assets. The analysis also includes values for total return on a theoretical investment in the stock of each company over the previous three years. Additionally, the 2010 compensation reviews identified eleven of the nineteen peers as being participants in the Capital Purchase Program.
     The Committee performed a compensation review in October 2009, but, in view of the unsettled economic conditions, no adjustment was made to the base salaries of any Named Executive Officer for 2010, other than Ms. Robertson, who became Southwest’s principal financial officer in December 2010.

COMPENSATION COMMITTEE REPORT
     We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Southwest’s Annual Report on Form 10-K for the year ended December 31, 2010.
     We certify that the committee:
•	Has reviewed with Southwest’s senior risk officers the compensation plans for the Named Executive Officers and has made all reasonable efforts to ensure that these plans do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten Southwest’s value;

•	Has reviewed with Southwest’s senior risk officers Southwest’s employee compensation plans and has taken all reasonable efforts to limit any unnecessary risks that these plans pose to Southwest;

•	Has reviewed Southwest’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of Southwest’s reported earnings to enhance the compensation of any employee; and

•	Has reviewed Southwest’s employee compensation plans to reduce the features that would encourage employees to focus on short-term results at the detriment of long-term value creation of the organization.
Executive Compensation Plan Risk Assessment
     Our reviews of compensation plans included consideration of the risks posed by each compensation plan in which Named Executive Officers may participate and how these risks are mitigated. These risks and mitigations are described below. Additional information on compensation plans available to Named Executive Officers, other than those generally available on substantially the same terms to all employees, is provided elsewhere in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.
     Incentive Compensation Plan. This plan provides for (i) cash awards based upon annual Southwest and officer performance and (ii) grants under the Stock Based Award Plan based upon three-year average financial performance. The plan also allows discretionary cash bonuses. The plan has been suspended since 2009, and the Committee intends to review and modify the plan during 2011 for possible re-implementation during 2012. Federal law applicable to participants in the Department of the Treasury’s Capital Purchase Program prohibit the payment of cash bonuses to any of five most highly compensated employees while any Capital Purchase Program securities are held by the Treasury. Discretionary bonuses were made, however, to Named Executive Officers who were not among the five most highly compensated employees. The annual cash performance-based awards and discretionary awards could provide incentives for the plan participants to focus on short term performance rather than long term shareholder value. That risk is mitigated by the incentives to improve shareholder value provided by the grants of stock based awards and by the fact that the plan has been suspended since 2009. Because the plan awards are based upon Southwest performance, awards could be based upon inaccurate performance metrics. This risk is mitigated by Southwest’s controls over financial reporting, internal control systems, including internal auditing, annual independent audits, and by federal bank and bank holding company regulatory examinations. This risk is further mitigated by the requirements that participants return bonuses that are found to have been based upon incorrect performance metrics under our clawback policy.
     Stock Based Award Plan. This plan authorized grants of stock based awards. It provides significant flexibility in the terms of the awards, which could be based on short-term Southwest performance metrics or stock price performance. These factors could create risks that the awards are imprudently made based on short-term performance rather than long term shareholder value or those recipients of the awards can manipulate performance metrics. These risks are mitigated by the requirement that awards must be approved by a committee of non-officer Directors, and by Southwest’s controls over financial reporting, internal control systems, including internal auditing, annual independent audits, and by federal bank and bank holding company regulatory examinations. This risk is further mitigated by the requirements that participants return awards that are found to have been issued based upon incorrect performance metrics under our clawback policy. No awards were made under the plan during 2009 or 2010 other than grants of restricted stock to non-employee Directors. Federal law applicable to participants in the Department of the Treasury’s Capital Purchase Program prohibits the grant of awards to any of the five most highly compensated employees while any Capital Purchase Program securities are held by the Treasury, other than grants of restricted stock, which can have a maximum grant-date value of 33% of total compensation along with additional holding and vesting terms established by law.
     Supplemental Profit Sharing Plan. This non-tax qualified plan allows participating officers to receive the same percentage profit sharing contribution as other participants, regardless of the tax qualified profit sharing plan’s limits on the level of compensation on which a contribution may be based. The annual contribution is established by the Board of Directors each year in its discretion. These terms could create risk that the percentage contribution set by the Board is based upon inaccurate performance metrics, or solely on short-term performance. These risks are mitigated by Southwest’s controls over financial reporting, internal control systems, including internal auditing, annual independent audits, and by federal bank and bank holding company regulatory examinations, and the inability of non-employee directors to participate in the supplemental plan.
     Severance Plan. This plan covers active Named Executive Officers, other than Ms. Robertson, and other selected officers, subject to the limits placed on golden parachute payments as a result of Southwest’s participation in the Department of the Treasury’s Capital Purchase Program. The plan pays severance benefits to each covered officer based upon a percentage of his or her salary after a change in control of Southwest and termination of the participant. The plan could encourage covered officers to favor a change in control with terms contrary to the best interests of Southwest shareholders. This risk is mitigated by (i) the “double trigger”, which prevents an officer from receiving a payment under the plan unless there is both a change in control of Southwest and a termination of the officer’s employment; (ii) the ability of the Board of Directors to limit or terminate the plan prior to a change in control; (iii) the requirements under federal and state law and the Listing Standards for shareholder approval of changes in control; and (iv) the basic suspension of this plan for covered officers while Southwest is a Capital Purchase Program participant. The plan also could allow a covered officer to favor a change in control on terms that are in the best interests of shareholders even though his or her employment is terminated as a result.
     Annual Deferred Compensation Plans. These plans allow participating officers to defer all or some portion of their annual compensation and receive earnings during the period of deferral based upon alternatives that include earnings based upon the performance of Southwest’s common stock. If selected, the earnings to the participant, and cost to Southwest, could be more expensive than expected if stock price performance is greater than expected. This risk is mitigated by the requirement to select deferrals on a year by year basis, the ability of Southwest to decline to offer the plans for future years, and the lower than expected earnings to the officer and cost to Southwest if stock price performance is below expectations. Basing earnings on stock price performance could provide an incentive for an officer to manipulate earnings or other financial metrics in order to achieve greater earnings. This risk is mitigated by Southwest’s controls over financial reporting, internal control systems, including internal auditing, annual independent audits, and by federal bank and bank holding company regulatory examinations. Ultimately, the risk is mitigated by the fact that none of the Named Executive Officers has elected the stock value earnings alternative.

Non- Executive Compensation Plan Risk Assessment
     Our reviews of compensation plans included consideration of the risks posed by each non-executive compensation plan and how these risks are mitigated. These risks and mitigations are described below.
     401(k) and Profit Sharing Plan. This qualified plan provides for discretionary profit sharing contributions by the Board and employee contributions with limited matching by Southwest. The Committee believes the 401(k) component does not present any of the risks that are the subject of its regular reviews. The discretionary contribution under the profit sharing plan component could create risk that the percentage contribution set by the Board is based upon inaccurate performance metrics, or solely on short-term performance. These risks are mitigated by the maximum annual contribution of 15% of participant compensation, Southwest’s controls over financial reporting, internal control systems, including internal auditing, annual independent audits, and by federal bank and bank holding company regulatory examinations, and the inability of non-employee directors to participate in the supplemental plan.
     Registered Representative Agreements. These agreements provide commission compensation to registered securities representatives based upon annual gross revenues produced by the representative from third parties. This could encourage participants to recommend investments or transactions based upon short-term revenues. The risk is mitigated by internal control systems and compliance programs.
     Mortgage Originator, Processor, and Closer Incentive Plans. These plans provide incentive payments based upon achievement of established goals. The risks are mitigated by the segregation of functions, internal control systems, including internal auditing, annual independent audits, and by federal bank and bank holding company regulatory examinations,
     Treasury Management and Financial Service Manager Incentive Plans. These plans compensate employees based upon deposit production. Any risks are mitigated by the inability of the participants to establish deposit terms, internal control systems, including internal auditing, annual independent audits, and by federal bank and bank holding company regulatory examinations,
March 1, 2011

John Cohlmia, Chairman	David P. Lambert
James E. Berry II	Linford R. Pitts
James M. Johnson	Robert B. Rodgers
Russell W. Teubner

EXECUTIVE COMPENSATION
     The following table summarizes compensation earned by or awarded to Rick Green, Southwest’s principal executive officer; Laura Robertson, Southwest’s principal financial officer; the three most highly compensated other executive officers for 2010, and Kerby E. Crowell, the former principal financial officer of Southwest, now deceased (the “Named Executive Officers”).
Summary Compensation Table

					Change in Pension
				Non-Equity	Value and Non-
				Incentive Plan	qualified Deferred	All Other
Name and Principal			Stock	Compensation	Compensation	Compensation
Position	Year	Salary	Awards(1)	(2)	Earnings(3)	(4)	Total
Rick Green	2010	$471,117	$—	$—	$25,451	$45,714	$542,282
President and Chief	2009	470,967	—	—	21,595	37,706	530,267
Executive Officer	2008	470,967	10,559	—	28,050	43,068	552,644

Kerby E. Crowell	2010	250,123	—	—		21,758	271,881
Executive Vice President,	2009	264,000	—	—		18,004	282,004
Secretary and Chief Financial	2008	264,000	4,575	—		20,624	289,199
Officer

Jerry Lanier	2010	286,050	—	—		37,606	323,656
Executive Vice President and	2009	286,000	—	—		27,198	313,198
Chief Lending Officer	2008	286,000	4,827	—		47,524	338,350

Laura Robertson	2010	146,400	—	—		9,307	155,707
Executive Vice President and	2009	135,000	—	—		5,879	140,879
Chief Financial Officer*	2008	135,000	—	—	—	8,020	143,020

Kimberly G. Sinclair	2010	225,650	—	40,000		20,122	285,772
Executive Vice President and	2009	225,500	—	—		14,702	240,202
Chief Administrative Officer	2008	225,500	3,922	—		15,794	245,216

Charles H. Westerheide	2010	222,200	—	40,000		20,587	282,787
Executive Vice President and	2009	222,000	—	—		15,486	237,486
Treasurer	2008	222,000	3,821	—		16,676	242,497

* Effective December 16, 2010

(1)	Represents the grant date fair value for restricted stock awards. See discussion of restricted stock in Notes 1 and 13 to the Consolidated Financial Statements contained in Southwest’s 2010 Annual Report on Form 10-K.

(2)	Represents discretionary incentive compensation payments.

(3)	Represents amounts earned under an unfunded, unqualified deferred compensation plan, including preferential interest of $4,506 (2010), $0 (2009), and $1,790 (2008).

(4)	Please see table on next page.

All Other Compensation

			Unfunded,
			unqualified
		Qualified	supplemental profit	Other perquisites
		Profit Sharing Plan	sharing plan	and benefits	Total

Rick Green	2010	$14,761	$14,143	$16,811	$45,714
	2009	11,350	10,573	15,782	37,706
	2008	11,650	17,989	13,428	43,068

Kerby Crowell	2010	14,761	577	6,420	21,758
	2009	11,350	998	5,656	18,004
	2008	11,650	3,231	5,743	20,624

Jerry Lanier	2010	14,761	3,469	19,376	37,606
	2009	11,350	2,788	13,060	27,198
	2008	11,650	6,941	28,933	47,524

Laura Robertson	2010	8,905		402	9,307
	2009	5,663		216	5,879
	2008	7,618		402	8,020

Kimberly Sinclair	2010	14,761		5,362	20,122
	2009	10,508		4,194	14,702
	2008	11,650		4,143	15,794

Chuck Westerheide	2010	14,761		5,827	20,587
	2009	10,548		4,939	15,486
	2008	11,650		5,025	16,676

Stock Based Plans. Southwest maintains stock based plans to attract, retain, and motivate key officers of Southwest and its subsidiaries by providing them with a stake in the success of Southwest as measured by the value of its shares.
     The 2008 Stock Based Awards Plan (the “2008 Plan”), which was approved by the shareholders at the 2008 Annual Meeting of Shareholders, authorizes the issuance of up to 800,000 shares of common stock and stock-based awards, subject to certain adjustments for changes in Southwest’s capital structure.
     The 2008 Plan has a term of 10 years from its effective date April 24, 2008 after which date no awards may be granted under the 2008 Plan. As of December 31, 2010 no options for shares were outstanding under the 2008 Plan. The 2008 Plan replaced a plan adopted in 1999 (as amended, the “1999 Option Plan”), which was terminated except with respect to options that were outstanding on the plan’s termination date. As of December 31, 2010, options for 202,215 shares were outstanding under the 1999 Option Plan. The 1999 Option Plan replaced a plan adopted in 1994 (the “1994 Option Plan”), which was terminated except with respect to options that were outstanding on the plan’s termination date. As of December 31, 2010, no options for shares were outstanding under the 1994 Option Plan.
     The Option Plans provide for the grant of “incentive options” as defined in Section 422 of the Code. The 2008 Plan and the 1999 Option Plan also provide for the grant of “non-incentive options”, restricted stock, and stock appreciation rights to directors, officers, and non-officer employees on terms and conditions established by the Stock Option Committee, which administers the Option Plans. The independent members of the Board of Directors act as the Stock Option Committee. As of December 31, 2010, only stock options and restricted stock awards have been granted under the 1999 Option Plan and only restricted stock awards have been granted under the 2008 Plan.
     Under the Option Plans, the maximum option term is 10 years from the date of grant. Options are granted with various vesting schedules and terms. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of stock options must be paid in full in cash or shares of common stock, or a combination of both. The Stock Option Committee has the discretion when making a grant of stock options under the 2008 Plan to impose restrictions on the shares to be purchased upon exercise of such options.
     There were no grants of equity plan based awards to the Named Executive Officers in 2010.
     The following table provides information regarding stock options exercised during 2010.
Option Exercises

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise
Rick Green	4,200	$39,774
Kerby E. Crowell	9,000	62,640
Jerry L. Lanier	1,200	7,872
Kimberly E. Sinclair	1,500	13,515
Charels H. Westerheide	12,000	69,240
     No stock appreciation rights (“SARs”) were exercised by the Named Executive Officers during 2010. No SARs were held by any Named Executive Officer at year-end. None of the Named Executive Officers had stock appreciation rights during 2010. No options held by any Named Executive Officer have been repriced during the last ten full years.

     The following table provides information regarding awards outstanding at December 31, 2010, under equity compensation plans, consisting only of the 1999 option plan (expired but having outstanding options that may still be exercised) and the 2008 Plan. As of December 31, 2010, no options for shares were outstanding under the 2008 Plan. The Option Plans and the 2008 Plan were approved by shareholders.
Outstanding Equity Awards At December 31, 2010

	Option Awards				Stock Awards (1)
	Number of				Number of
	Securities	Securities			Shares or
	Underlying	Underlying			Units of	Market Value
	Unexercised	Unexercised	Option	Option	Stock that	of Shares or Units of
	Options	Options	Exercise	Expiration	Have Not	Stock that Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested
Rick Green	19,279	—	$22.140	3/23/2011	210	$2,604

Kerby Crowell	8,611	—	22.140	3/23/2011	—	—
	9,201		26.395	3/22/2012

Jerry Lanier	8,703	—	22.140	3/23/2011	97	1,203
	9,339	—	26.395	3/22/2012

Laura Robertson	4,500	—	20.430	7/26/2012	—	—

Kimberly Sinclair	7,402	—	22.140	3/23/2011	79	980
	7,968	—	26.395	3/22/2012

Chuck Westerheide	6,121	—	22.140	3/23/2011	77	955
	7,285	—	26.395	3/22/2012

(1)	Unvested stock awards were granted on February 28, 2008 and vest 1/3 each on February 28, 2009, 2010, and 2011.
Other Compensation Plans
     Southwest has established a deferred compensation plan for the benefit of Mr. Green and a Supplemental Profit Sharing Plan for the benefit of Mr. Green, Mr. Crowell, and Mr. Lanier. Both plans are unfunded. The deferred compensation plan allows Mr. Green to make annual elections to defer all or part of his annual cash compensation for the following year. Amounts deferred increase or decrease in each calendar quarter as though they were invested in a nondeposit account with an annualized return equal to one percentage point less than the annualized average interest rate earned by Stillwater National on average interest earning assets for the previous calendar quarter, or in a fund invested in Southwest common stock, as elected by Mr. Green. Under the Plan, accrued amounts are payable following separation of service from Stillwater National; the year in which Mr. Green reaches 72 years of age; or the year following the year in which Mr. Green reaches 72 years of age. Mr. Green elected not to defer compensation for any years since 2003. Mr. Green’s total earnings on the deferred balances were $25,451 in 2010.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name (1)	in 2010	in 2010	2010 (2)	Distributions	December 31, 2010
Rick Green	—	—	$25,451	—	$569,687

(1)	Mr. Green is the only Named Executive Officer who has participated in this plan.

(2)	Includes preferential interest of $4,506.
     Southwest accrues expense to the Supplemental Profit Sharing Plan in amounts sufficient to ensure that the participants obtain the same profit sharing contribution as a percentage of compensation as do other officers and employees of Southwest without regard to limitations of Southwest’s qualified Profit Sharing Plan. During 2010, the following amounts were accrued under the Supplemental Profit Sharing Plan: Mr. Green — $14,143; Mr. Crowell — $577; and Mr. Lanier - $3,469.
Severance Arrangements
     Under Southwest’s Severance Compensation Plan, executive officers are entitled to lump-sum severance compensation upon a qualifying termination of service equal to a percentage of their respective total annual base compensation in effect at the date of termination. For purposes of the Severance Compensation Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change-in-control occurring after the effective date of the Severance Compensation Plan. Good reason would include: (i) a reduction in their base salary; (ii) their assignment without their consent to a distant location; (iii) the failure to maintain them in a position of comparable authority or responsibility; or (iv) a material reduction in their level of incentive compensation or benefits. A change-in-control is deemed to occur whenever: (i) any entity or person becomes the beneficial owner of or obtains voting control over 50% or more of the outstanding shares of common stock of either Southwest or Stillwater National; (ii) the shareholders of either Southwest or Stillwater National approve (a) a merger or consolidation in which Southwest or Stillwater National is not the survivor or pursuant to which the outstanding shares of either would be converted into cash, securities, or other property of another corporation other than a transaction in which shareholders maintain the same proportionate ownership interests, or (b) a sale or other disposition of all or substantially all of the assets of either Southwest or Stillwater National; or (iii) a change in a majority of the Boards of Directors of either Southwest or Stillwater National within a twelve-month period unless each new director was approved by the vote of two-thirds of the directors still in office who were in office at the beginning of the twelve-month period. The plan provides, however, that payment may not be greater than the amount that would be deductible for federal income tax purposes under Internal Revenue Code Section 280G after taking into consideration all payments covered by that section. No payments to Named Executive Officers may be made under the Severance Plan while Capital Purchase Program preferred securities are outstanding. Please see “Executive Summary of Compensation for Our Named Executive Officers” on page 21.
CERTAIN TRANSACTIONS
     Southwest’s banking subsidiaries have, and expect to have in the future, banking and other transactions with certain officers and directors of Southwest and its subsidiaries and with greater than 5% shareholders of Southwest and their immediate families and associates. These transactions are in the ordinary course of business, and loans have been, and will be, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of Southwest’s management, these loans did not involve more than normal risk of collectability or present other unfavorable features.
     Under written policy adopted by resolution of the Board of Directors, extensions of credit from banking subsidiaries of Southwest to executive officers, directors, or principal shareholders must be approved by the independent directors on the Director Loan Review Committee and must meet the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System. Other transactions between Southwest and any of its subsidiaries and executive officers, directors, or principal shareholder must be approved by the independent directors. These other transactions include any financial transactions, arrangements, or relationships, regardless of dollar amount, other than an extension of credit.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based on Southwest’s review of the copies of initial statements of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 that it has received in the past year, all directors, executive officers, and beneficial owners of more than 10% of its common stock have timely filed those reports with respect to 2010. Southwest makes no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 or as to the appropriateness of disclaimers of beneficial ownership.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
     A representative of Ernst & Young LLP, Southwest’s independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.
Fees
     The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the annual financial statements of Southwest Bancorp, Inc. and subsidiaries for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by Ernst & Young LLP.

	2010	2009
Audit Fees (1)	$834,315	$856,900
Audit-Related Fees (stock offering)	82,500	—
Tax Services	—	—

Total	$916,815	$856,900

(1)	Audit fees consist of fees and expenses for professional services rendered for the audit of Southwest’s consolidated financial statements, for review of financial statements included in Southwest’s quarterly reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Includes fees and expenses for services rendered for the years shown regardless of when the fees and expenses were billed.

Preapproval of Services
     The Audit Committee is required by Securities and Exchange Commission regulations to preapprove all auditing services and permitted non-audit services provided by Southwest’s independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Southwest constitutes not more than five percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by Southwest at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Southwest’s independent auditor have been preapproved by the Audit Committee as required by Securities and Exchange Commission regulations and the Audit Committee’s charter without exception.
REPORT OF THE AUDIT COMMITTEE
     The Southwest Audit Committee oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the Listing Standards and its charter. The committee (1) has reviewed and discussed the audited financial statements included in Southwest’s 2010 Annual Report on Form 10-K with management; (2) has discussed with independent registered public accounting firm the matters required to be discussed by AU Section 380; and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the committee concerting independence and has discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the Board of Directors that the audited financial statements be included in the 2010 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

March 2, 2011	Linford R. Pitts, Chairman
Joe Berry Cannon
David S. Crockett Jr.
Robert B. Rodgers
Russell W. Teubner
INCORPORATION BY REFERENCE
     The sections in this proxy-statement entitled “Compensation Committee Report” and “Report of the Audit Committee” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent specifically incorporated in such Reports by reference.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011
     The engagement of Ernst & Young LLP as Southwest’s independent registered public accounting firm for 2011 has been recommended by Southwest’s Audit Committee and approved by Southwest’s Board of Directors. The Board is submitting this appointment to the vote of the shareholders for ratification.
     The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP as Southwest’s independent registered public accounting firm for 2011. Therefore, abstentions effectively count as votes against this proposal. If the appointment is not ratified by a majority of the shareholders, the vote will be considered in connection with the auditor appointment for 2011. However, it is not anticipated that any change in Southwest’s independent registered public accounting firm would be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year.
     The Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as Southwest’s independent registered public accounting firm for 2011.
PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
     We are submitting our compensation decisions for our Named Executive Officers for your approval as required by the Emergency Economic Stabilization Act of 2008. These decisions, along with other important information regarding executive compensation, are described in the “Compensation Discussion and Analysis” beginning on page 20 and the compensation disclosures under the heading “Executive Compensation” beginning on page 32. These sections contain the compensation disclosures required by Item 402 of Securities and Exchange Commission Regulation S-K. You are asked to approve the following resolution.
     Resolved that the compensation paid to the Named Executive Officers of Southwest Bancorp, Inc. as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of its 2011 Annual Meeting Proxy Statement is hereby approved.
     Your vote is advisory and will not be binding on the Board of Directors or the Compensation Committee. However, we will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends that you vote “FOR” approval of the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.
CODE OF ETHICS
     The Board of Directors of Southwest has adopted a code of ethics that applies to all directors, officers, and employees of Southwest and its consolidated subsidiaries. This code, which fulfills the requirements of the Listing Standards and the criteria established by applicable SEC regulations, is available through the governance area of Southwest’s website at www.oksb.com.

OTHER MATTERS
     The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the Board of Directors.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
     Any shareholder proposal to take action at the year 2012 Annual Meeting of Shareholders must be received at Southwest’s executive office at 608 South Main Street, Stillwater, Oklahoma 74074 no later than November 8, 2011, in order to be eligible for inclusion in Southwest’s proxy materials for that meeting, unless the date of the 2011 annual meeting is more than 30 days from April 28, 2012, in which case the deadline is a reasonable time before Southwest begins to print and send proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Under Southwest’s Certificate of Incorporation, a shareholder proposal or nomination for director may be eligible for consideration at an annual or special meeting if written notice is delivered or mailed to the Secretary not less than thirty days nor more than sixty days before the meeting, provided that, if less than forty days notice of the meeting has been given, such written notice may be delivered or mailed by the close of the tenth day after the date notice of the meeting was mailed. Such notices also must include information required by and comply with procedures established by the Certificate of Incorporation.
     Southwest’s shareholders may communicate with the Board of Directors or any individual director by addressing correspondence to the Board or such director in care of the Secretary at Southwest’s main office by mail, courier, or facsimile or by e-mail through Southwest’s “Contact Us” button on the Investor Relations area of its website at www.oksb.com.
     The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Southwest and to provide an opportunity for shareholders to express any concerns to them. Southwest has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.

BY	ORDER OF THE BOARD OF DIRECTORS

PRISCILLA BARNES SECRETARY

Stillwater, Oklahoma
March 7, 2011
ANNUAL REPORT ON FORM 10-K
A copy of Southwest’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the record date upon written request to: Laura Robertson, Southwest Bancorp, Inc., P.O. Box 1988, Stillwater, Oklahoma 74076.

Form of Proxy —I
SOUTHWEST BANCORP, INC.
Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on April 28, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/oksb
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
ANNUAL MEETING PROXY CARD
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._
Annual Meeting Proxy Card
        .
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

		For	Withhold

01	James E. Berry II	For	Withhold

02	Tom D. Berry—	For	Withhold

03	Joe Berry Cannon	For	Withhold

04	John Cohlmia	For	Withhold

05	David S. Crockett, Jr.	For	Withhold

05	Rick Green	For	Withhold

07	J. Berry Harrison	For	Withhold

08	James M. Johnson	For	Withhold

09	David P. Lambert

		For	Withhold

10	Linford R. Pitts	For	Withhold

11	Robert B. Rodgers	For	Withhold

12.	Russell W. Teubner

2. Proposal to Ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2011.	For	Against	Abstain

3. Proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.	For	Against	Abstain

B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right ____
if you plan to attend the
Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 —
Please keep signature within the box
2011 Annual Meeting Admission Ticket
2011 Annual Meeting of
Southwest Bancorp, Inc. Shareholders
April 28, 2011, 11:00 a.m. Local Time
Stillwater Public Library
Auditorium Room 215
1107 South Duck Street
Stillwater, Oklahoma
Upon arrival, please present this admission ticket
and photo identification at the registration desk
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
Proxy — Southwest Bancorp, Inc.
Notice of 2011 Annual Meeting of Shareholders
Address
Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2011

James M. Johnson, Linford R. Pitts, Robert B. Rodgers, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Southwest Bancorp, Inc. to be held on April 28, 2011 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2011, and FOR item 3 the advisory proposal to approve the compensation of certain executive officers.
This proxy may be revoked at any time prior to its exercise. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminated this proxy, the power of said attorneys and proxies shall be deemed terminated ad of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to the shares of Common Stock held of record by the undersigned.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)

Form of Proxy —I
SOUTHWEST BANCORP, INC.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
ANNUAL MEETING PROXY CARD
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._
Annual Meeting Proxy Card
        .
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

		For	Withhold

01	James E. Berry II	For	Withhold

02	Tom D. Berry—	For	Withhold

03	Joe Berry Cannon	For	Withhold

04	John Cohlmia	For	Withhold

05	David S. Crockett, Jr.	For	Withhold

05	Rick Green	For	Withhold

07	J. Berry Harrison	For	Withhold

08	James M. Johnson	For	Withhold

09	David P. Lambert

		For	Withhold

10	Linford R. Pitts	For	Withhold

11	Robert B. Rodgers
		For	Withhold

12.	Russell W. Teubner

2. Proposal to Ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2011.	For	Against	Abstain

3. Proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.	For	Against	Abstain

B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right ____
if you plan to attend the
Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 —
Please keep signature within the box
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
Proxy — Southwest Bancorp, Inc.
Notice of 2011 Annual Meeting of Shareholders
Address
Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2011
James M. Johnson, Linford R. Pitts, Robert B. Rodgers, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Southwest Bancorp, Inc. to be held on April 28, 2011 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2011, and FOR item 3 the advisory proposal to approve the compensation of certain executive officers.

This proxy may be revoked at any time prior to its exercise. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminated this proxy, the power of said attorneys and proxies shall be deemed terminated ad of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to the shares of Common Stock held of record by the undersigned.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)
        .